UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2009
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
As previously announced, on June 12, 2009, by action of the Board of Directors of Brightpoint, Inc. (the “Company”), Michael Koehn Milland, who had served as the Company’s President of Europe, Middle East and Africa since June 30, 2008, ceased to be one of the Company’s named executive officers. In connection therewith the Company also announced that it was negotiating a Separation and Release Agreement (“Separation Agreement”) and a three-year consulting agreement (“Consulting Agreement”) with Mr. Milland and the anticipated terms of those agreements.
On June 30, 2009, the Company entered into the Separation Agreement and Consulting Agreement with Mr. Milland, which will take effect on August 1, 2009. As anticipated, the agreements provide that the Company will pay Mr. Milland his current base salary for three years following the termination of his employment, together with additional payments, including reasonable housing, moving and storage expense reimbursement. Mr. Milland’s earned restricted stock units will continue to vest during the term of the Consulting Agreement. The Company has also agreed to grant Mr. Milland 39,816 additional shares of restricted stock that will vest in accordance with the terms of the Consulting Agreement. The agreements contain non-compete, non-solicitation and non-disclosure provisions in addition to those that survive from Mr. Milland’s employment agreement with the Company.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President and General Counsel

Date: July 2, 2009

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